Exhibit 3.5

AMENDED AND RESTATED OPERATING AGREEMENT

OF

TOPS MARKETS, LLC

This Amended and Restated Operating Agreement (the “Agreement”) of Tops Markets, LLC (the “Company”) is entered into as of the 3rd day of December, 2007 by Hank Holding Corporation, a Delaware corporation, as the sole member of the Company (the “Member”).

The Company was formed as a limited liability company under the New York Limited Liability Company Law (the “Act”) by the filing of Articles of Organization with the Department of State of the Slate of New York on September 15, 2000.

The Member wishes to amend and restate, in its entirety, the current Operating Agreement of the Company entered into as of the 3rd day of November, 2000 (the “Existing Operating Agreement”).  This Agreement restates, amends and supersedes the Existing Operating Agreement in its entirety and sets forth the terms and conditions under which the Company is to be operated, as follows:

1.                                       Name.  The name of the limited liability company is Tops Markets, LLC.

2.                                       Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, as amended from time to time, and engaging in any and all activities necessary or incidental to the foregoing.

3.                                       Principal Place of Business.  The principal place of business of the Company in the State of New York is 1585 Broadway, New York, New York 10036.  The Company may change such place of business or establish any other place of business, as the Member may deem advisable.

4.                                       Registered Agent.  The New York Secretary of State is hereby designated as the registered agent of the Company for service of process on the Company in the State of New York.  The Secretary of State shall mail a copy of any process against the Company served upon him or her to 1585 Broadway, New York, New York 10036.  The Company may change such address, from time to time, as the Member may deem advisable.

5.                                       Member.  The name and business address of the Member is as follows:

Name	Address

Hank Holding Corporation	1585 Broadway
New York, New York 10036

The Member is the sole member of the Company.

6.                                       Management.

6.1.                              Management by Directors.  The management of the Company’s business shall be vested in a Board of Directors designated by and subject to the ultimate direction of the Member.

6.2.                              Powers of Directors; Tax Matters Member.

(a)                                  Subject to the terms of this Agreement, the property, business and affairs of the Company will be managed, and the conduct of its business will he controlled by, the Board of Directors.  Except as otherwise provided hereunder, the Board of Directors shall have all of the rights, powers and obligations of a class of managers as provided in the Act and as otherwise provided by law.  Without limiting the generality of the foregoing, the Board of Directors shall have the following powers and the Board of Directors is authorized on behalf of the Company to do or cause to be done the following:

(i)                                     to supervise the property, business and affairs of the Company and hire, on behalf of the Company, such professionals or other experts as may be necessary or desirable in connection therewith;

(ii)                                  to make any and all filings on behalf of the Company and its Member as they shall deem necessary, including, without limitation, filings of articles or certificates with the Secretary of State of the State of New York and the filing of such documents, forms and requests for exemption as may be required pursuant to federal and state securities law;

(iii)                               to make such filings with governmental and other authorities and to take any and all other actions as may be necessary to maintain the limited liability of the member(s) of the Company;

(iv)                              to establish and maintain book accounts, including savings accounts and demand deposit accounts, and cash management accounts; and

(v)                                 to do generally all things in connection with any of the foregoing, generally manage, oversee and administer the property, business and affairs of the Company and execute all documents on behalf of the Company in connection therewith, and sign or accept all checks, notes and drafts on the Company’s behalf and, except as expressly restricted herein, pay as Company expenses all costs or expenses connected with the operation or management of the Company.

(b)                                 The Member shall be the tax matters member of the Company.

6.3.                              Directors as Agents.

(a)                                  The members of the Board of Directors shall be agents of the Company for the purpose of its business, and the acts of the Board of Directors, including that the execution in the name of the Company of any instrument, for apparently carrying on in the usual way the business of the Company, shall bind the Company, unless (i) the Director acting has in fact no authority to act for the Company in the particular matter and (ii) the person with whom any Director is dealing has knowledge of the fact that such Director has no such authority. An act of the Board of Directors that is not apparently for the carrying on of the business of the Company in the usual way shall not bind the Company unless authorized in fact by the Company in the particular matter.  No act of a Director or other agent of the Company in contravention of a restriction on authority shall bind the Company to persons having knowledge of such restriction.

(b)                                 The Member, solely by reason of being a member, shall not be an agent of the Company for the purpose of its business except to the extent that authority has been expressly delegated to the Member in writing by the Directors or by the provisions in this Agreement.

6.4.                              Duties of Directors.

(a)                                  Each Director shall perform his or her duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.  In performing his or her duties, each Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:  (i) one or more agents or employees of the Company, or (ii) counsel, accountants or other persons as to matters that such Director believes to he within such person’s professional or expert competence, provided such Director has no knowledge concerning the matter in question that would cause such reliance to be unwarranted.  A person who so performs his or her duties in accordance with this section shall have no liability by reason of being or having been a Director of the Company.

(b)                                 This Section 6.4 will not eliminate or limit (i) the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or advantage to which he or she was not legally entitled or that with respect to a distribution the subject of Section 508(a) of the Act his or her acts were not performed in accordance with Section 3.4 of this Article, or (ii) the liability of a Director for any act or omission prior to the adoption of a provision authorized by Section 417 of the Act.

6.5.                              Terms of Directors.  Each Director shall hold office and have the terms and responsibilities accorded to him or her by the terms hereof until resignation or removal by the Members.

6.6.                              Election of Directors.  The Member shall elect or designate any Directors of the Company.  Any Director of the Company may be removed or replaced with or without cause by the Member at any time.

6.7.                              Action by Directors.  The Board of Directors shall manage the Company by the affirmative vote of a majority of the Board of Directors, Any action required or permitted to be taken by the Board of Directors may be taken without a vote if all of the Directors consent thereto in writing and such writing is filed with the records of the Company.  The members of the Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all members participating in the meeting hear each other.  Such participation shall constitute presence in person at such meeting.

6.8.                              Resignation of Directors.  A Director may resign at any time by giving written notice to the Company.  However, if such resignation violates any provision of any contractual agreement between such Director and the Company, the Company may recover from such Director damages for such breach as provided or by contract or law.  The election of a Director shall not of itself create contract rights in favor of any such party.

6.9.                              Vacancies.  Vacancies occurring among the Directors shall be filled by the vote or designation of the Member.

6.10.                        Fees.  The Company may, but shall not be obligated to, pay the Directors, or any accountants, agent, attorney, consultant or advisors to the Company, fees in compensation for services rendered to the Company.  The obligations of the Directors to be performed under this Agreement will not be affected by a failure of the Company to pay fees under this Section 6.10.

6.11.                        Reimbursement.  The Company shall reimburse the Directors for all ordinary and necessary out-of-pocket expenses incurred by them on behalf of the Company in accordance with such policies as the Company may adopt from time to time.  The obligations of the Directors to be performed under this Agreement will not be affected by any failure of the Company to reimburse expenses under this Section 6.11.

6.12.                        Interested Directors.

(a)                                  No contract or other transaction between the Company and one or more of the Directors or between the Company and any other limited liability company or other business entity in which one or more of the Directors are managers, directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such Director or Directors were present at the meeting of the Board of Directors which approved such contract or transaction, or that his, her or their votes were counted for such purposes, (i) if the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the other Directors, and the Board of Directors approve such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested Director or, if the votes of the disinterested Board of Directors are insufficient to constitute an act of the Directors pursuant to the terms hereof and Section 408 of the Act, by unanimous vote of the disinterested Directors; or (ii) if the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the Members entitled to vote thereon, and such contract or transaction is approved by the vote of such Members.

(b)                                 Common or interested Directors may be counted in determining the presences of a quorum at meeting of the Board of Directors that approves any such contract or transaction.

6.13.                        Officers.

(a)                                  The Board of Directors may appoint officers from time to time, including a Chief Executive Officer, President, Secretary, Treasurer and may appoint one or more Vice Presidents (which may include one or more Executive Vice Presidents or Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, Controller or Assistant Controller and such other directors and agents as it shall deem necessary, and may define their powers and duties.  Any number of offices may be held by the same person.

(b)                                 Each Officer shall hold office until his or her successors are chosen and qualify.

(c)                                  Any Officer may be removed, either with or without cause, at any time, by the Board of Directors.

(d)                                 Any Officer may resign at any time by giving written notice to the Board of Directors or the Secretary.  Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e)                                  If the office of any Officer becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Board of Directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

(f)                                    The Chief Executive Officer or President of the Company shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Director(s), shall have general management and control of the affairs and business of the Company; shall appoint and discharge employees and agents of the Company (other than Directors appointed by the Member) and fix their compensation; and he/she shall see that all orders and resolutions of the Member are carried into effect shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Company; and shall do and perform such other duties as from time to time may be fixed by the Member.

(g)                                 The Vice President or Vice Presidents shall do and perform such other duties as the Board of Directors or President shall direct and, subject to the control of the Directors, shall, in the absence or disability of the President, exercise all of the powers and duties of the President to the extent specified by the Directors.  Any Vice President shall have the power to execute bonds, notes, mortgages, and other contracts, agreements and instruments of the Company.

(h)                                 The Secretary shall perform such duties as may be prescribed by the Directors from time to time.  The Secretary shall have and be the custodian of the books, records, and papers of the Company (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.

(i)                                     The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the

Company and shall deposit all moneys, and other valuable effects in the name and to the credit of the Company, in such deposit as may be designated by the Board of Directors or Member.  He or she shall disburse the funds of the Company as may be ordered by the Member or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Member or Board of Directors whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company.

(j)                                     The Officers of the Company shall be agents of the Company for the purpose of its business including, as appropriate, the execution in the name of the Company of any instrument for apparently carrying on the business of the Company in the ordinary course or for what they may be authorized by the Directors.

7.                                       Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Director and Officer from and against any and all losses, claims, damages, liabilities or expenses of whatever nature, as incurred, arising out of or relating to the fact that such party was or is a Director and Officer of the Company. Notwithstanding the foregoing, no indemnification may be made to or on behalf of a Director or Officer if a judgment or other final adjudication adverse to such Director establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

8.                                       Reliance by Third Parties.  Any person or entity dealing with the Company or the Member may rely upon a certificate signed by a Director or Officer as to:

(a)                                  the identity of a Director or Officer;

(b)                                 the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a Director or Officer or are in any other manner germane to the affairs of the Company;

(c)                                  the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(d)                                 any act or failure to act by the Company or as to any other matter whatsoever involving the Company or a Director or Officer.

9.                                       Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the written consent of the Member, (b) the bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, or (c) the entry of a decree of judicial dissolution under the Act.

10.                                 Winding Up.  Upon the dissolution and winding up of the Company, the assets shall be distributed as provided for in Section 704 of the Act and upon completion of the distribution of Company assets, the Company shall be terminated and the person acting as liquidator shall cause the cancellation of the Articles of Organization and shall take such other actions as may he necessary or appropriate to terminate the Company.

11.                                 Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

12.                                 Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

13.                                 Assignments.  The Member may assign in whole or in part its limited liability company interest.

14.                                 Resignation.  The Member may resign from the Company.

15.                                 Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member.  Prior to the admission of any such additional member(s) of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one member.

16.                                 Liability of Member.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

17.                                 Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of New York, without regard to the rules of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement as of the day and year first aforesaid.

HANK HOLDING CORPORATION

By:	/s/ Geoffrey Strong
Name: Geoffrey Strong
Title: Vice President and Secretary